EXHIBIT 23


                         CONSENT OF INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-3 Nos. 333-82626, 33-60243 and 333-79915) and Registration Statements (Form S-8 Nos. 33-47003, 33-92376, 333-43781, 333-59709, 333-80261, 333-41242
and 333-65172) pertaining to the 1990 Stock Plan and in Registration Statements (Form S-8 Nos. 33-75372 and 33-92374) pertaining to the Employee Stock Purchase Plan of Insignia Systems, Inc. of our report dated January 31, 2003, with respect to the financial statements and schedule of Insignia Systems, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 2002.


                              /s/ Ernst & Young LLP


Minneapolis, Minnesota

March 7, 2003